Exhibit 3

CERTIFICATE OF ELIMINATION
OF
SERIES B PARTICIPATING CUMULATIVE PREFERRED STOCK

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

    Texas Instruments Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

    1. That the Company filed on June 23, 1998, in the office of the Secretary of State of Delaware,  a Certificate of Designation, which established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions of the Company’s Series B Participating Cumulative Preferred Stock.

    2.  That no shares of said Series B Participating Cumulative Preferred Stock are outstanding and no shares thereof will be issued.

    3.  That at a meeting of the Board of Directors of Texas Instruments Incorporated, the following resolution was adopted:
RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to file a Certificate with the office of the Secretary of State of Delaware setting forth a copy of this resolution whereupon all reference to the Series B Participating Cumulative Preferred Stock, as established by a Certificate of Designation filed in the office of the Secretary of State of Delaware on June 23, 1998, no shares of which are outstanding and no shares of which will be issued, shall be eliminated from the Restated Certificate of Incorporation, as amended, of the Company.

    4.  That accordingly, all references to the Series B Participating Cumulative Preferred Stock be, and they hereby are, eliminated form the Restated Certificate of Incorporation, as amended, of the Company.

    IN WITNESS WHEREOF, Texas Instruments Incorporated has caused this certificate to be signed by Joseph F. Hubach, its Senior Vice President, Secretary and General Counsel, and attested by Cynthia H. Haynes, its Assistant Secretary, as of this 20th day of June, 2008.

TEXAS INSTRUMENTS INCORPORATED

By:	/s/ Joseph F. Hubach
Joseph F. Hubach
Senior Vice President, Secretary
and General Counsel

ATTEST:

By:	/s/ Cynthia H. Haynes
Cynthia H. Haynes
Assistant Secretary